Exhibit 99.1

FFBW, Inc. Announces Fiscal First Quarter Results

Quarterly Earnings Increased 52% Year-Over-Year

Brookfield, WI, May 2, 2018 – FFBW, Inc. (Nasdaq: FFBW) (the “Company”), the parent company of First Federal Bank of Wisconsin (the “Bank”), a federally chartered stock savings bank offering full-service retail banking and commercial lending, today announced unaudited financial results for the first quarter of 2018. First quarter results showed favorable year-over-year earnings growth, improved asset quality, and strong capital ratios. For the three months ended March 31, 2018, net income was $123,000, or $.02 per share, compared with net income of $81,000 for the same quarter last year.

Edward H. Schaefer, President and CEO, stated: “We are pleased with our results from the first quarter. We have continued to improve core earnings while growing our loan portfolio and reducing nonperforming assets significantly, which is consistent with our strategy stated in our October 2017 prospectus.”

First Quarter Highlights

•	Earnings improvement. Earnings increased 51.9% over the prior year quarter earnings, from $81,000 to $123,000.

•	Asset quality improvement. Nonperforming assets are down 34.2% from $1.9 million as of December 31, 2017 and 65.0% from $3.6 million as of December 31, 2016 to $1.2 million.

•	Strong capital levels. As of March 31, 2018, the Company and the Bank exceeded all regulatory standards to be considered “well-capitalized”, including a tier 1 leverage ratio of 18.76% and a tier 1 capital ratio of 26.10%.

Income Statement and Balance Sheet Overview

Total interest and dividend income increased $221,000, or 10.4%, to $2.3 million for the quarter ended March 31, 2018 compared to $2.1 million for the quarter ended March 31, 2017. Total average interest earning assets increased by $20.0 million, or 9.1%, for the quarter ended March 31, 2018 compared to the quarter ended March 31, 2017 and the weighted average yield on interest earning assets increased by 5 basis points.

Total interest expense increased by $22,000, or 5.8%, to $399,000 for the quarter ended March 31, 2018 compared to $377,000 for the quarter ended March 31, 2017. Total interest-bearing liabilities decreased $15.3 million, or 8.1%, for the quarter ended March 31, 2018 compared to the quarter ended March 31, 2018, while the yield increased 12 basis points to 0.92% for the quarter ended March 31, 2018 compared to 0.80% for the quarter ended March 31, 2017.

The net interest margin was 3.25% for the three months ended March 31, 2018, compared with 3.19% for the three months ended March 31, 2017.

The loan loss provision was $115,000 for the quarter compared to $51,000 the same quarter last year. The net charge-offs for the quarter were $106,000, 0.24%, of average total loans. Our allowance for loan loss is $1.8 million, or 0.98%, of total loans.

Noninterest income increased to $211,000 from $199,000 for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The Company had increases in service charges and fees, other income, and net gain on sale of securities while having a decrease in income from cash surrender value of insurance. The other income increase was primarily from the rental income from our Brookfield branch office.

Noninterest expense was relatively stable increasing $54,000 to $1.9 million from $1.8 for the quarters ended March 31, 2018 and 2017, respectively.

Total assets increased $4.1 million to $260.6 million from $256.5 million at March 31, 2018 compared to December 31, 2017. This increase was primarily due to the increase in total loans of $5.1 million from $171.4 million to $176.5 million at December 2017 and March 31, 2018, respectively. The increase in loans resulted from increases in our commercial real estate loans of $3.7 million and development loans of $2.4 million. Total deposits increased by $4.2 million to $198.7 million from $187.1 million for March 31, 2018 and December 31, 2017, respectively, primarily due to the increase in non-interest bearing commercial checking.

Nonaccrual loans decreased to $942,000, or 0.51% of total loans, from $1.2 million, or 0.69%, at March 31, 2018 and December 31, 2017, respectively. Non-performing assets decreased to $1.2 million, or 0.48% of total assets, at March 31, 2018 compared to $1.9 million, or 0.74%, at December 31, 2017.

At March 31, 2018, the Bank’s total capital to risk weighted assets was 27.1%, tier 1 capital to risk weighted assets was 26.1%, and tier 1 leverage capital ratio to adjusted total assets was 18.8%.

About the Company

First Federal Bank of Wisconsin, a wholly owned subsidiary of FFBW, Inc., is a full-service federally chartered stock savings bank based in Waukesha, Wisconsin, servicing customers in Waukesha and Milwaukee Counties in Wisconsin through 4 branch locations. The Company’s stock trades on the NASDAQ Capital Market under the symbol “FFBW.”

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III; the impact of the Dodd-Frank Act and the implementing regulations; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; the inability of third-party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; our compensation expense associated with equity allocated or awarded to our employees; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Contact: Nikola B. Schaumberg, CFO

(262) 542-4448

FFBW, Inc.

Balance Sheets

March 31, 2018 (Unaudited) and December 31, 2017

(In Thousands)

	March 31,	December 31,
Assets	2018	2017

Cash and due from banks	$2,610	$3,285
Fed funds sold	6,590	8,528
Cash and cash equivalents	9,200	11,813
Available for sale securities, stated at fair value	59,953	58,012
Loans held for sale	-	109
Loans, net of allowance for loan and lease losses of $1,809 and $1,800, respectively	176,480	171,355
Premises and equipment, net	5,226	5,290
Foreclosed assets	306	619
FHLB stock, at cost	512	514
Accrued interest receivable	808	782
Cash value of life insurance	6,604	6,558
Other assets	1,514	1,429
TOTAL ASSETS	$260,603	$256,481

	March 31,	December 31,
Liabilities and Equity	2018	2017

Deposits	$187,140	$182,913
Advance payments by borrowers for taxes and insurance	426	36
FHLB advances	12,750	12,750
Accrued interest payable	211	37
Other liabilities	1,037	1,256
Total liabilities	$201,564	$196,992
Preferred stock ($0.01 par value, 1,000,000 authorized, no shares issued or outstanding as of March 31, 2018 and December 31, 2017, respectively)	$-	$-
Common stock ($0.01 par value, 19,000,000 authorized, 6,612,500 issued and outstanding as of March 31, 2018 and December 31, 2017, respectively)	66	66
Additional paid in capital	28,299	28,296
Unallocated common stock of Employee Stock Ownership Plan ("ESOP") (253,023 and 256,263 shares at March 31, 2018 and December 31, 2017, respectively)	(2,531)	(2,563)
Retained earnings	34,060	33,937
Accumulated other comprehensive income (loss)	(855)	(247)
Total equity	$59,039	$59,489
TOTAL LIABILITIES AND EQUITY	$260,603	$256,481

FFBW, Inc.

Statements of Income

Three Months Ended March 31, 2018 and 2017 (Unaudited)

(In Thousands)

	Three months ended March 31,
	2018	2017
Interest and dividend income:
Loans, including fees	$1,975	$1,853
Securities
Taxable	340	241
Tax-exempt	23	35
Other	16	4
Total interest and dividend income	2,354	2,133

Interest Expense:
Interest-bearing deposits	346	319
Borrowed funds	53	58
Total interest expense	399	377
Net interest income	1,955	1,756
Provision for loan losses	115	51
Net interest income after provision for loan losses	1,840	1,705

Noninterest income:
Service charges and other fees	94	59
Net gain on sale of loans	39	86
Net gain (loss) on sale of securities	8	-
Increase in cash surrender value of insurance	46	50
Other noninterest income	24	4
Total noninterest income	211	199

Noninterest expense:
Salaries and employee benefits	1,053	1,012
Occupancy and equipment	251	286
Data processing	171	156
Foreclosed assets, net	46	8
Professional fees	142	110
Other	212	249
Total noninterest expense	1,875	1,821

Income before income taxes	176	83
Provision (credit) for income taxes	53	2
Net income (loss)	$123	$81

Earnings (loss) per share
Basic	$0.02	N/A
Diluted	$0.02	N/A